Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Coal Sales Prices and Revenues; Record Oil & Gas Royalties Revenue; Increased Volumes, Net Income and EBITDA; Raises Quarterly Cash Distribution to $0.50 Per Unit; and Updates Guidance

TULSA, OKLAHOMA, October 31, 2022 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported substantial increases to financial and operating results for the quarter ended September 30, 2022 (the "2022 Quarter") compared to the quarter ended September 30, 2021 (the "2021 Quarter").  Total revenues in the 2022 Quarter increased 51.3% to a record $628.4 million compared to $415.4 million for the 2021 Quarter as a result of significantly higher coal sales revenues, which rose $188.3 million to $550.6 million, and oil & gas royalties revenues, which jumped 75.6% to $35.3 million.  Coal sales revenues increased on the strength of record coal sales prices, which rose 40.5% in the 2022 Quarter to $59.94 per ton sold, and increased coal sales volumes, which were 8.1% higher compared to the 2021 Quarter.  Oil & gas royalties revenue in the 2022 Quarter benefited from significantly higher volumes and sales price realizations per BOE, which increased 33.1% and 31.6%, respectively, compared to the 2021 Quarter. Total operating expenses increased to $450.3 million in the 2022 Quarter, compared to $348.7 million in the 2021 Quarter, due primarily to increased coal sales volumes and ongoing inflationary cost pressures.  Net income for the 2022 Quarter increased 186.0% to $164.6 million, or $1.25 per basic and diluted limited partner unit, compared to $57.5 million, or $0.44 per basic and diluted limited partner unit, for the 2021 Quarter.  EBITDA also increased 84.0% in the 2022 Quarter to $250.2 million compared to $135.9 million in the 2021 Quarter. (Unless otherwise noted, all references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure throughout this release, please see the end of this release.)

Performance in the 2022 Quarter also improved compared to the quarter ended June 30, 2022 (the "Sequential Quarter") as modest increases to coal sales volumes and pricing pushed both coal sales and total revenues higher by 3.5% and 1.9%, respectively.  Increased revenues, partially offset by higher total operating expenses in the 2022 Quarter, led net income and EBITDA higher by 1.9% and 2.6%, respectively, both as compared to the Sequential Quarter.

Total revenues increased 55.6% to $1.71 billion for the nine months ended September 30, 2022 (the "2022 Period"), compared to $1.10 billion for the nine months ended September 30, 2021 (the "2021 Period"), primarily due to substantial increases in prices and volumes from both coal and oil & gas royalties.  Higher revenues, partially offset by increased total operating and income tax expenses, led to significantly higher net income, which rose 187.1% to $362.7 million for the 2022 Period, or

$2.76 per basic and diluted limited partner unit, compared to $126.3 million, or $0.97 per basic and diluted limited partner unit, for the 2021 Period.  EBITDA increased 85.3% in the 2022 Period to $646.3 million compared to $348.9 million in the 2021 Period.

As previously announced on October 28, 2022, the Board of Directors of ARLP’s general partner (the "Board") increased the cash distribution to unitholders for the 2022 Quarter to $0.50 per unit (an annualized rate of $2.00 per unit), payable on November 14, 2022, to all unitholders of record as of the close of trading on November 7, 2022. The announced distribution represents a 150.0% increase over the cash distribution of $0.20 per unit for the 2021 Quarter and a 25.0% increase over the cash distribution of $0.40 per unit for the Sequential Quarter.

"With energy market fundamentals remaining favorable during the 2022 Quarter, ARLP again delivered strong financial and operating performance, as we posted record quarterly total revenues and income from operations as well as significant increases to net income and EBITDA compared to the 2021 Quarter," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Higher coal sales and production volumes combined with record per ton price realizations drove our total Coal Segment Adjusted EBITDA up 77.8% to $224.6 million as margins per ton sold jumped $9.58 compared to the 2021 Quarter. Strong energy markets also continued to benefit our royalty businesses as increased volumes and commodity price realizations led to increased total royalty revenue and record Segment Adjusted EBITDA during the 2022 Quarter."

Mr. Craft added, "ARLP was also able to execute new coal sales commitments for delivery of 5.6 million tons through 2025 at prices supporting higher margins in the future.  With ARLP sold out for this year and solid contracted coal sales volumes in 2023 and 2024, we have good visibility into our ability to generate cash flow growth over the next several years. Reflecting our strong year-to-date performance and future expectations, ARLP’s Board elected to accelerate our previously planned increases to cash distributions to unitholders by declaring a $0.50 per unit distribution for the 2022 Quarter, as communicated last week."

Operating Results and Analysis

			% Change
	2022 Third	2021 Third	Quarter /	2022 Second	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	6.109	5.750	6.2%	5.831	4.8%
Coal sales price per ton sold	$51.44	$37.85	35.9%	$49.80	3.3%
Segment Adjusted EBITDA Expense per ton	$31.91	$26.03	22.6%	$33.39	(4.4)%
Segment Adjusted EBITDA	$120.8	$69.3	74.2%	$97.4	24.0%

Appalachia
Tons sold	3.076	2.744	12.1%	3.102	(0.8)%
Coal sales price per ton sold	$76.82	$52.71	45.7%	$77.83	(1.3)%
Segment Adjusted EBITDA Expense per ton	$43.78	$33.64	30.1%	$37.84	15.7%
Segment Adjusted EBITDA	$102.0	$52.7	93.5%	$124.4	(18.0)%

Total Coal Operations
Tons sold	9.185	8.494	8.1%	8.933	2.8%
Coal sales price per ton sold	$59.94	$42.65	40.5%	$59.53	0.7%
Segment Adjusted EBITDA Expense per ton	$36.77	$28.95	27.0%	$36.04	2.0%
Segment Adjusted EBITDA	$224.6	$126.3	77.8%	$222.6	0.9%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.551	0.414	33.1%	0.499	10.4%
Oil percentage of BOE	43.8%	51.2%	(14.5)%	43.2%	1.4%
Average sales price per BOE (3)	$64.03	$48.64	31.6%	$72.03	(11.1)%
Segment Adjusted EBITDA Expense	$3.5	$2.6	33.8%	$3.2	9.2%
Segment Adjusted EBITDA	$35.8	$19.1	87.5%	$34.6	3.4%

Coal Royalties
Royalty tons sold	5.654	5.344	5.8%	5.268	7.3%
Revenue per royalty ton sold	$2.96	$2.52	17.5%	$2.76	7.2%
Segment Adjusted EBITDA Expense	$5.5	$4.3	30.2%	$5.4	2.7%
Segment Adjusted EBITDA	$11.2	$9.2	21.4%	$9.1	22.3%

Total Royalties
Total royalty revenues	$54.3	$34.6	56.7%	$51.1	6.2%
Segment Adjusted EBITDA Expense	$9.1	$6.9	31.6%	$8.6	5.1%
Segment Adjusted EBITDA	$46.9	$28.3	66.0%	$43.7	7.3%

Consolidated Total (4)
Total revenues	$628.4	$415.4	51.3%	$616.5	1.9%
Segment Adjusted EBITDA Expense	$330.1	$239.4	37.9%	$316.1	4.4%
Segment Adjusted EBITDA	$271.5	$154.6	75.6%	$266.3	2.0%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent (“BOE”) for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP’s coal sales prices per ton increased significantly in both the Illinois Basin and Appalachia compared to the 2021 Quarter as improved price realizations in both the domestic and export markets drove coal sales prices higher by 35.9% and 45.7% in the Illinois Basin and Appalachia, respectively.  Compared to the Sequential Quarter, coal sales price realizations improved as well. Increased domestic sales volumes drove coal sales volumes higher by 6.2% and 12.1% in the Illinois Basin and Appalachia, respectively, compared to the 2021 Quarter.  Compared to the Sequential Quarter, Illinois Basin coal sales volumes increased 4.8% as a result of higher sales volumes at our Gibson South and Hamilton mines while coal sales volumes in Appalachia remained relatively consistent.  ARLP ended the 2022 Quarter with total coal inventory of 1.4 million tons, representing an increase of 0.4 million tons compared to the end of the 2021 Quarter and a decrease of 0.2 million tons compared to the end of the Sequential Quarter.

Segment Adjusted EBITDA Expense per ton increased by 22.6% and 30.1% in the Illinois Basin and Appalachia, respectively, compared to the 2021 Quarter primarily as a result of ongoing inflationary pressures on numerous expense items, most notably labor-related expenses, supply and maintenance costs as well as increased sales-related expenses due to higher price realizations.  Longwall moves at our Hamilton and Tunnel Ridge mines during the 2022 Quarter also contributed to higher per ton expenses compared to the 2021 Quarter. Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin decreased 4.4% in the 2022 Quarter due to increased sales volumes, lower roof support expenses, higher recoveries at our Gibson South and Hamilton mines and a $6.5 million non-cash contingent accrual recorded in the Sequential Quarter related to our 2015 purchase of the Hamilton mine.  These decreases were partially offset by an extended longwall move at our Hamilton mine during the 2022 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased 15.7% compared to the Sequential Quarter as a result of adverse mining conditions and preparation plant maintenance improvements at MC Mining, higher labor-related expenses and supply costs as well as a longwall move at our Tunnel Ridge mine in the 2022 Quarter.  These increases were partially offset by lower sales-related expenses due to decreased price realizations and increased recoveries at our Mettiki and Tunnel Ridge mines.

Our Oil & Gas Royalties segment had significantly higher volumes and sales price realizations per BOE in the 2022 Quarter which drove Segment Adjusted EBITDA higher by 87.5% to a record $35.8 million compared to $19.1 million for the 2021 Quarter. Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by 3.4% in the 2022 Quarter primarily due to higher oil & gas volumes, which rose by 10.4%, partially offset by lower price realizations, which decreased by 11.1%.

Segment Adjusted EBITDA for our Coal Royalties segment increased to $11.2 million, representing increases of 21.4% and 22.3% compared the 2021 and Sequential Quarters, respectively, as a result of increased royalty tons sold and higher average royalty rates per ton.

Outlook

"Assisted by the supply driven energy crisis the world has experienced this year, ARLP is on track to achieve record financial results in 2022" said Mr. Craft. " Since we have not seen a meaningful supply response, we expect the global energy markets will continue to be favorable for the foreseeable future. Based upon this view and our current contracted coal sales volumes, we expect to add up to two million tons of Illinois basin production next year giving us confidence our Partnership’s 2023 financial results will grow beyond this year’s record performance.  In the near term, inflation pressures and continuing transportation challenges are the most significant issues our coal operations and marketing teams are managing. Rail performance has recently improved but low water levels and lock outages have impacted both exports destined for the U.S. Gulf and domestic barge traffic.  These potential shipping delays may lead us to defer some of this year’s contracted tons into early next year.  We have therefore adjusted our expectations for 2022 coal sales volumes, prices and costs as noted in the updated guidance table below. Our oil & gas royalties segment continues to benefit from increased drilling and completion activity by operators on our acreage and we have adjusted volume expectations accordingly."

Mr. Craft continued, "Since our last earnings call in July, ARLP continued to invest for future growth. In keeping with our objective of reinvesting cash flows generated by our oil & gas royalty segment, we recently closed two transactions totaling $94.5 million to acquire an additional 4,322 net oil & gas royalty acres in the Permian Basin.  There are currently 1,200 producing wells, 101 wells to be completed and 98 permitted locations on the acquired acreage, providing ARLP with line of sight to future oil & gas production growth.  To enhance our long-lived, efficient mining operations and to maximize cash flow from our existing coal assets, we recently committed to access a resource area containing approximately 110 million tons adjacent to our River View mine allowing us to produce from a more productive, higher yield coal seam area and capture the opportunity to fully utilize existing infrastructure at this operation.  In addition, during the 2022 Quarter, we added 69 million tons of lower cost, lower sulfur coal adjacent to our low-cost Tunnel Ridge longwall mine. We expect both of these investments will payout on cost savings alone and also give us the opportunity to add tons beyond 2024 to meet market demand, if available. Finally, ARLP recently elected to hold its commitment to Francis Energy at its initial $20 million convertible note investment. We remain interested in the EV infrastructure market and continue to evaluate opportunities in the industry to create value potential for ARLP."

Mr. Craft concluded, "These are exciting times for ARLP.  We believe our current core businesses are well positioned to deliver significant cash flows for some time to come, allowing ARLP to provide attractive cash returns to unitholders, effectively manage our balance sheet and invest in new opportunities to create long-term value for all of our stakeholders."

ARLP’s updated full year 2022 guidance is outlined below:

2022 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.4 — 24.6
Appalachia Sales Tons	11.1 — 11.3
Total Sales Tons	35.5 — 35.9

Committed & Priced Sales Tons
2022 — Domestic/Export/Total	31.6/4.3/35.9
2023 — Domestic/Export/Total	30.1/2.8/32.9
2024 — Domestic/Export/Total	21.8/1.0/22.8

Per Ton Estimates
Coal Sales Price per ton sold (1)	$57.50 — $59.00
Segment Adjusted EBITDA Expense per ton sold (2)	$35.75 — $36.25

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	975 — 1,015
Natural gas (000 MCF)	4,250 — 4,400
Liquids (000 Barrels)	480 — 500
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 10.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	21.5 — 21.8
Revenue per royalty ton sold	$2.85 — $2.95
Segment Adjusted EBITDA Expense per royalty ton sold	$0.95 — $1.05

Consolidated (Millions)
Depreciation, depletion and amortization	$265 — $275
General and administrative	$82 — $84
Net interest expense	$36 — $37
Income tax expense	$61 — $62
Capital expenditures	$300 — $325

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.

A conference call regarding ARLP's 2022 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor relations" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13733069.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as an energy provider for the future by leveraging its core technology and operating competencies to make strategic investments in the fast-growing energy and infrastructure transition.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the outcome or escalation of current hostilities in Ukraine, the severity, magnitude, and duration of the COVID-19 pandemic and the emergence of new virus variants, including impacts of the pandemic and of businesses' and governments' responses to the pandemic, including actions to mitigate its impact and the development of treatments and vaccines, on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from hostilities in Ukraine, including inflation, changes in coal, oil, natural gas, and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in global economic and geo-political conditions or in industries in which we or our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas, and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor, including as a result of the potential impact of government-imposed vaccine mandates; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortages of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022 and amended on August 26, 2022, and

ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed on May 9, 2022 and August 8, 2022, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Tons Sold	9,185	8,494	26,280	23,168
Tons Produced	8,988	7,986	27,044	23,468
Mineral Interest Volumes (BOE)	551	414	1,555	1,205

SALES AND OPERATING REVENUES:
Coal sales	$550,563	$362,264	$1,470,730	$975,725
Oil & gas royalties	35,312	20,109	102,166	51,222
Transportation revenues	28,548	22,027	93,305	45,153
Other revenues	13,997	11,039	39,583	24,404
Total revenues	628,420	415,439	1,705,784	1,096,504

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	330,298	233,201	908,546	642,760
Transportation expenses	28,548	22,027	93,305	45,153
Outside coal purchases	—	6,065	151	6,179
General and administrative	21,341	18,655	62,394	51,651
Depreciation, depletion and amortization	70,143	68,763	200,191	192,698
Total operating expenses	450,330	348,711	1,264,587	938,441

INCOME FROM OPERATIONS	178,090	66,728	441,197	158,063

Interest expense, net	(9,245)	(9,408)	(28,304)	(29,646)
Interest income	426	19	554	51
Equity method investment income	2,108	703	4,576	1,106
Other income (expense)	192	(84)	1,337	(2,632)
INCOME BEFORE INCOME TAXES	171,571	57,958	419,360	126,942

INCOME TAX EXPENSE	6,600	234	55,646	227

NET INCOME	164,971	57,724	363,714	126,715

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(364)	(176)	(977)	(384)

NET INCOME ATTRIBUTABLE TO ARLP	$164,607	$57,548	$362,737	$126,331

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.25	$0.44	$2.76	$0.97

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219	127,195,219	127,195,219

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$278,471	$122,403
Trade receivables	190,435	129,531
Other receivables	6,873	680
Inventories, net	98,765	60,302
Advance royalties	3,458	4,958
Prepaid expenses and other assets	14,733	21,354
Total current assets	592,735	339,228
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,765,400	3,608,347
Less accumulated depreciation, depletion and amortization	(2,034,345)	(1,909,669)
Total property, plant and equipment, net	1,731,055	1,698,678
OTHER ASSETS:
Advance royalties	70,181	63,524
Equity method investments	46,158	26,325
Equity securities	32,639	—
Goodwill	4,373	4,373
Operating lease right-of-use assets	15,395	14,158
Other long-term assets	11,845	13,120
Total other assets	180,591	121,500
TOTAL ASSETS	$2,504,381	$2,159,406

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$97,032	$69,586
Accrued taxes other than income taxes	25,133	17,787
Accrued payroll and related expenses	42,966	36,805
Accrued interest	12,500	5,000
Workers' compensation and pneumoconiosis benefits	12,296	12,293
Current finance lease obligations	302	840
Current operating lease obligations	2,757	1,820
Other current liabilities	45,375	17,375
Current maturities, long-term debt, net	15,133	16,071
Total current liabilities	253,494	177,577
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	409,944	418,942
Pneumoconiosis benefits	109,687	107,560
Accrued pension benefit	23,415	25,590
Workers' compensation	39,031	44,911
Asset retirement obligations	124,622	123,517
Long-term finance lease obligations	533	618
Long-term operating lease obligations	12,778	12,366
Deferred income tax liabilities	37,607	391
Other liabilities	25,450	21,865
Total long-term liabilities	783,067	755,760
Total liabilities	1,036,561	933,337

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,518,679	1,279,183
Accumulated other comprehensive loss	(61,843)	(64,229)
Total ARLP Partners' Capital	1,456,836	1,214,954
Noncontrolling interest	10,984	11,115
Total Partners' Capital	1,467,820	1,226,069
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,504,381	$2,159,406

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES	$548,554	$310,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(221,286)	(88,661)
Increase in accounts payable and accrued liabilities	39,500	2,281
Proceeds from sale of property, plant and equipment	5,006	6,432
Contributions to equity method investments	(20,220)	—
Purchase of equity securities	(32,639)	—
Distributions received from investments in excess of cumulative earnings	387	1,088
Payment for acquisition of business	(11,391)	—
Escrow deposit for oil & gas reserve acquisitions	(4,150)	(1,550)
Other	(2,704)	—
Net cash used in investing activities	(247,497)	(80,410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	27,500	35,000
Payments under securitization facility	(27,500)	(90,900)
Payments on equipment financings	(12,360)	(12,888)
Borrowings under revolving credit facilities	—	15,000
Payments under revolving credit facilities	—	(102,500)
Borrowings from line of credit	—	3,230
Payments on finance lease obligations	(623)	(568)
Payment of debt issuance costs	—	(113)
Payments for purchase of units and tax withholdings related to settlements under deferred compensation plans	—	(1,090)
Distributions paid to Partners	(130,898)	(26,086)
Other	(1,108)	(615)
Net cash used in financing activities	(144,989)	(181,530)

NET CHANGE IN CASH AND CASH EQUIVALENTS	156,068	49,037

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	122,403	55,574

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$278,471	$104,611

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022

Net income attributable to ARLP	$164,607	$57,548	$362,737	$126,331	$161,478
Depreciation, depletion and amortization	70,143	68,763	200,191	192,698	66,734
Interest expense, net	9,083	9,512	28,255	29,909	9,475
Capitalized interest	(264)	(123)	(505)	(314)	(171)
Income tax expense	6,600	234	55,646	227	6,331
EBITDA	250,169	135,934	646,324	348,851	243,847
Interest expense, net	(9,083)	(9,512)	(28,255)	(29,909)	(9,475)
Income tax expense	(6,600)	(234)	(55,646)	(227)	(6,331)
Deferred income tax expense (benefit) (1)	268	232	37,274	226	(288)
Estimated maintenance capital expenditures (2)	(50,872)	(39,131)	(153,069)	(114,993)	(50,250)
Distributable Cash Flow	$183,882	$87,289	$446,628	$203,948	$177,503
Distributions paid to partners	$52,338	$13,041	$130,898	$26,086	$45,810
Distribution Coverage Ratio	3.51	6.69	3.41	7.82	3.87

(1)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(2)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2022 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.66 per ton produced compared to an estimated $4.90 per ton produced in 2021. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property plant and equipment.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022

Cash flows from operating activities	$313,237	$152,761	$548,554	$310,977	$146,281
Capital expenditures	(99,304)	(33,035)	(221,286)	(88,661)	(62,829)
Change in accounts payable and accrued liabilities	30,549	734	39,500	2,281	(4,600)
Free cash flow	$244,482	$120,460	$366,768	$224,597	$78,852

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022

Operating expense	$330,298	$233,201	$908,546	$642,760	$316,502
Outside coal purchases	—	6,065	151	6,179	151
Other expense (income)	(192)	84	(1,337)	2,632	(579)
Segment Adjusted EBITDA Expense	330,106	239,350	907,360	651,571	316,074
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(3,531)	(2,639)	(9,766)	(7,116)	(3,234)
Segment Adjusted EBITDA Expense – Coal Royalties	(5,545)	(4,258)	(15,762)	(13,157)	(5,398)
Intercompany coal royalties (1)	16,708	13,456	46,400	36,410	14,525
Segment Adjusted EBITDA Expense – Coal Operations	$337,738	$245,909	$928,232	$667,708	$321,967

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2022	2021	2022	2021	2022

EBITDA (See reconciliation to GAAP above)	$250,169	$135,934	$646,324	$348,851	$243,847
General and administrative	21,341	18,655	62,394	51,651	22,457
Segment Adjusted EBITDA	271,510	154,589	708,718	400,502	266,304
Segment Adjusted EBITDA – Total Royalties	(46,946)	(28,278)	(129,582)	(69,658)	(43,736)
Segment Adjusted EBITDA – Coal Operations	$224,564	$126,311	$579,136	$330,844	$222,568